Results of Meeting of Shareholders

AXP STOCK FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(Unaudited)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1
To elect the thirteen nominees specified below as Board members*.

                                Shares Voted "For"      Shares Withholding Authority to Vote
Arne H. Carlson                   84,350,099.879                  4,198,201.421
Philip J. Carroll, Jr.            84,517,153.658                  4,031,147.642
Livio D. DeSimone                 84,425,786.476                  4,122,514.824
Barbara H. Fraser                 84,529,853.226                  4,018,448.074
Ira D. Hall                       84,475,255.051                  4,073,046.249
Heinz F. Hutter                   84,397,971.372                  4,150,329.928
Anne P. Jones                     84,435,806.719                  4,112,494.581
Stephen R. Lewis, Jr.             84,583,427.621                  3,964,873.679
Alan G. Quasha                    84,500,769.142                  4,047,532.158
Stephen W. Roszell                84,539,109.312                  4,009,191.988
Alan K. Simpson                   84,144,125.126                  4,404,176.174
Alison Taunton-Rigby              84,541,724.469                  4,006,576.831
William F. Truscott               84,539,637.168                  4,008,664.132

Proposal 2
To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  73,148,795.433       11,257,522.388       3,228,572.479         913,411.000

2(b). To change the name of the corporation.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  75,561,087.489        9,312,970.924       3,674,242.887            0.000

Proposal 3
To approve a policy authorizing American Express Financial Corporation, subject to Board approval, to retain and replace subadvisers, or to modify subadvisory agreements, without shareholder approval.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  75,190,656.033        9,717,190.881       2,727,043.386         913,411.000

Proposal 4
To approve changes to the Investment Management Services Agreement:

4(b). To modify the performance incentive adjustment calculation.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  74,268,957.169        9,294,135.920       4,071,797.211         913,411.000

* Denotes Registrant-wide proposals and voting results.